                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                 Information to Be Included In Statements Filed
             Pursuant to Rules13d-1(b), (c), and (d) and Amendments
                    Thereto Filed Pursuant to Rule 13d-2(b)
                               (Amendment No. _)*



                             INSTRUCTIVISION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  457789-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               FEBRUARY 25, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

|_|      Rule 13d-1(c)

|X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  2  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Taco Partners
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               New York State
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                96,179
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         0
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         96,179
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               96,179
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 2.9%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  3  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Cosimo Tacopino.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                0
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         215,645
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         0
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         215,645
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               215,645
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 6.4%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  4  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Erma Tacopino.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                0
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         119,466
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         0
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         119,466
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               119,466
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 3.6%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  5  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Stephanie Tacopino.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                0
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         96,179
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         0
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         96,179
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               96,179
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 2.9%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  6  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Frank Tacopino.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                0
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         96,179
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         0
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         96,179
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               96,179
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 2.9%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  7  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Joseph A. Tacopino.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                0
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         96,179
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         0
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         96,179
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               96,179
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 2.9%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                        ---------------------------
CUSIP NO. 457789105                                  PAGE  8  OF  14  PAGES
-----------------------------                        ---------------------------
--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael S. Tacopino.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
               5         SOLE VOTING POWER
 NUMBER OF
   SHARES                0
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               -----------------------------------------------------------------
               6         SHARED VOTING POWER

                         96,179
               -----------------------------------------------------------------
               7         SOLE DISPOSITIVE POWER

                         0
               -----------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         96,179
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               96,179
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  / /

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Approximately 2.9%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

ITEM 1(A) NAME OF ISSUER:

      The name of the issuer is Instructivision, Inc., a New Jersey corporation (the "Issuer").

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      The principal executive offices of the Issuer are located at 3 Regent Street, Livingston, New Jersey 07039.

ITEM 2(A) NAME OF PERSONS FILING:

      This statement is being filed by a group consisting of Taco Partners, Cosimo Tacopino and Erma Tacopino and Stephanie, Frank, Joseph A. and Michael S. Tacopino. Cosimo and Erma Tacopino are espoused. Stephanie, Frank, Joseph A. and Michael S. Tacopino are the adult issue of Mr. and Mrs. Tacopino, and along with Cosimo Tacopino, are the partners of Taco Partners. All of the Tacopinos and Taco Partners are private investors.

ITEM 2(B) RESIDENCE ADDRESS:

      Cosimo, Erma, Joseph A., Michael S. and Stephanie Tacopino reside at 145 Connecticut Street, Staten Island, New York 10307. Taco Partners' principals place of business is at that location. Frank Tacopino resides at 405 Conover Drive, Neshanic Station, New Jersey 08853.

ITEM 2(C) CITIZENSHIP:

      Taco Partners is a New York State Partnership. Cosimo, Erma, Stephanie, Frank, Joseph A. and Michael S. Tacopino are United States citizens.

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

      Common Stock, par value $.001 per share ("Common Shares").

ITEM 2(E) CUSIP NUMBER:

      The Cusip number of the Common Shares is 457789105.

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:

    (a)/ / Broker or dealer registered under Section 15 of the Exchange Act;

    (b)/ / Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c)/ / Insurance company as defined in Section 3(a)(19) of the Exchange Act;

    (d)/ / Investment company registered under Section 8 of the Investment Company Act;

    (e)/ / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f)/ / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g)/ / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h)/ / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i)/ / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j)/ / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box / /

ITEM 4    OWNERSHIP:

      As of February 25, 2000, the aggregate number and percentage of the Common Stock of the Issuer beneficially owned by Mr. Cosimo and Mrs. Erma Tacopino, and Taco Partners is as follows:

      (a) Cosimo Tacopino -215,645 shares (approximately 6.4%), 119,946 of which are owned jointly with Mrs. Tacopino and 96,179 shares owned by Taco Partners.

      (b) Erma Tacopino -119,946 shares (approximately 3.6%), 119,946 of which are owned jointly with Mr. Tacopino. Mrs. Tacopino disclaims beneficial ownership of the shares owned by Taco Partners.

      Taco Partners including each of its members (Stephanie, Frank, Joseph A. and Michael S. Tacopino) --96,179 shares (approximately 2.9%).

      Each of Mr. Cosimo and Mrs. Erma Tacopino have the power to vote or dispose of the shares owned by them.

      Each of the members of Taco Partners has the power to vote or dispose of the shares owned by Taco Partners.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     Not Applicable.


ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable.

ITEM 10  CERTIFICATIONS:

      By signing below each of the undersigned certify that, to the best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    EXHIBIT

      The undersigned hereby agree as follows:

      WHEREAS, the undersigned have purchased shares of common stock of Instructivision, Inc.; and

      WHEREAS, the undersigned are obligated to file Statements on Schedule 13G with the United States Securities and Exchange Commission (the "SEC") to report their purchases of such securities;

      NOW, THEREFORE, the undersigned hereby agree that a single Statement on
Schedule 13G be filed with the SEC on behalf of each of them.


Dated:  April 4, 2000                         /s/ Erma Tacopino
                                              ----------------------------------
                                              Erma Tacopino


                                              /s/ Cosimo Tacopino
                                              ----------------------------------
                                              Cosimo Tacopino


                                              TACO PARTNERS


                                        By:   /s/ Cosimo Tacopino
                                              ----------------------------------
                                              Cosimo Tacopino, a Partner


                                              /s/ Stephanie Tacopino
                                              ----------------------------------
                                              Stephanie Tacopino


                                              /s/ Frank Tacopino
                                              ----------------------------------
                                              Frank Tacopino


                                              /s/ Joseph A. Tacopino
                                              ----------------------------------
                                              Joseph A. Tacopino


                                              /s/ Michael S. Tacopino
                                              ----------------------------------
                                              Michael S. Tacopino

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: April 4, 2000                          /s/ Erma Tacopino
                                              ----------------------------------
                                                 Erma Tacopino


Dated: April 4, 2000                          /s/ Cosimo Tacopino
                                              ----------------------------------
                                                 Cosimo Tacopino


                                                 TACO PARTNERS

Dated: April 4, 2000                    By:   /s/ Cosimo Tacopino
                                              ----------------------------------
                                                 Cosimo Tacopino, a Partner


Dated: April 4, 2000                          /s/ Stephanie Tacopino
                                              ----------------------------------
                                                 Stephanie Tacopino


Dated: April 4, 2000                          /s/ Frank Tacopino
                                              ----------------------------------
                                                 Frank Tacopino


Dated: April 4, 2000                          /s/ Joseph A. Tacopino
                                              ----------------------------------
                                                 Joseph A. Tacopino


Dated: April 4, 2000                          /s/ Michael S. Tacopino
                                              ----------------------------------
                                                 Michael S. Tacopino